Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan of Dropbox, Inc. of our reports dated February 18, 2022, with respect to the consolidated financial statements of Dropbox, Inc. and the effectiveness of internal control over financial reporting of Dropbox, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
February 18, 2022